JOHN HANCOCK INVESTMENT
                                    TRUST II

                                  On behalf of

                       JOHN HANCOCK SMALL CAP EQUITY FUND
                   (formerly John Hancock Special Value Fund)


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


    It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Small Cap Equity Fund (the "Fund") voted to amend the first paragraph of
Section 5 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

    5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.70% of the average daily net asset value of the Fund up to $1,000,000,000 of average daily net assets; and (ii) 0.685% of the amount over $1,000,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                            JOHN HANCOCK INVESTMENT TRUST II,
                            On behalf of John Hancock Small Cap Equity Fund



                            By: /s/Alfred P. Ouellette
                                Alfred P. Ouellette
                                Assistant Vice President and Assistant Secretary



                            JOHN HANCOCK ADVISERS, LLC



                            By: /s/Brian E. Langenfeld
                                Brian E. Langenfeld
                                Assistant Vice President and Assistant Secretary